EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE ANNOUNCES $7 BILLION IN CREDIT FACILITY FINANCING

Las Vegas, Nevada, November 23, 2004 — MGM MIRAGE (NYSE: MGG) announced today that it has entered into a Fourth Amended and Restated Loan Agreement which will provide for a $7.0 billion senior credit facility. The amended and restated facility will be comprised of a $5.5 billion senior revolving credit facility and a $1.5 billion senior term loan facility.

Upon its effectiveness, this agreement amends and restates in its entirety the Company’s existing $2.5 billion senior credit facility. The new facility will be effective upon the consummation by the Company of the proposed merger with Mandalay Resort Group (“Mandalay”). Both the senior revolving credit facility and the senior term loan will mature on the fifth anniversary date following their effectiveness.

“Completing this financing marks an important milestone as we combine two outstanding franchises to form a multi-faceted entertainment and hospitality company with an unmatched portfolio of resorts appealing to a broad spectrum of consumers,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE.

“This historic financing package underscores the tremendous confidence our bank group has in our Company, our growth initiatives, as well as our ability to integrate the Mandalay assets,” said Jim Murren, President, Chief Financial Officer and Treasurer of MGM MIRAGE. “This transaction provides us with the funds necessary to close the Mandalay transaction at extremely attractive rates and creates the foundation to begin exciting new real estate development projects such as CityCenter. We expect to close the Mandalay merger during the first quarter of 2005, once all required approvals are received.”

Interest on the new facility will be based on the bank reference rate or reserve adjusted LIBOR rate plus an applicable margin, which ranges from 0.75% to 1.75%. As in the existing facility, to the extent that any of the Company’s senior secured notes are secured, the credit facilities will be secured on an equal and ratable basis with such senior secured notes. The security of such senior indebtedness can be released under certain circumstances. Proceeds from these credit facilities can be used to finance the proposed merger with Mandalay, to refinance certain existing indebtedness of the Company and Mandalay, to pay fees and expenses and to provide for working capital and other general corporate purposes. In addition, the new facility provides for customary affirmative, negative and financial covenants, including, but not limited to, a maximum total leverage ratio, maximum senior leverage ratio, and minimum interest coverage ratio.

Banc of America Securities LLC and The Royal Bank of Scotland PLC were joint lead arrangers in addition to being joint book managers along with JP Morgan Securities, Inc., Citibank North America, Inc., and Deutsche Bank Securities Inc. JP Morgan Chase Bank, Citigroup USA Inc., Deutsche Bank, Bank of Scotland, Barclays Bank PLC, BNP Paribas, Commerzbank, Sumitomo Mitsui Banking Corporation and Wachovia Bank, N.A., acted as co-documentation agents, Societe Generale, as senior managing agent and Merrill Lynch Bank USA and U.S. Bank National Association, as managing agents. Bank of America, N.A. will act as the administrative agent.

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MGM MIRAGE (NYSE:MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”) , New York -New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, UK. MGM MIRAGE supports Responsible Gaming and complies with the American Gaming Association’s Code of Conduct for Responsible Gaming. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.